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September 9, 2016

Dear Fellow Shareholder,

Fiscal 2016 was a year of progress on many fronts at Standex.  We are transforming into an operating company using the Standex Value Creation System, and this effort is beginning to deliver results.  This was the first full year that the standard work of our OpEx playbook and our Growth Disciplines were employed across all businesses, which contributed to the year-over-year gross margin expansion of 160 basis points.  Our Growth Disciplines helped identify new applications, new customers and new products, and are are beginning to deliver top line growth and position our businesses well for 2017 and beyond.  We continued to refine the Company’s portfolio with the acquisition of Northlake Engineering, a Wisconsin-based manufacturer of custom magnetics,  and the divestiture of the Virginia-based Roll, Plate and Machinery business of our Engraving segment.

Financially, our Engraving, Electronics and Hydraulics business segments all performed well.  Engineered Technologies successfully navigated the market transition caused by the decline of oil and gas end markets while simultaneously moving aggressively into aviation markets.  Within the Food Service Equipment Group, Cooking Solutions reversed the trends of sales and margin declines following the plant moves of 2014 and 2015, and Specialty Solutions delivered steady sales and margins.  Refrigeration Solutions faced market headwinds of its own with significant declines in spending from its largest national accounts, yet successfully managed costs to protect its margins.  As a result, at a corporate level, adjusted EPS increased 0.7%, to $4.59, despite a sales decline of 2.7%.

Segment Review

The Engraving Group grew sales by 12%, propelled by strong end markets for mold texturizing and continued share gain.  Operating income grew 22%, to 23.8%.  We closed on the sale of our Roll, Plate and Machinery business on July 1, 2016, allowing us to focus on continued growth of our mold texturizing business.  We have also realigned the organization globally to better capitalize on growth initiatives and drive consistent operational standards across our 38 Group sites.  Our priority in 2017 is to expand our successful Mold-Tech texturizing business to better serve global auto makers and consumer electronics manufacturers as well as explore opportunities to expand the business into other surface engineering technologies and services.

The Electronics Group grew sales 3.6% and delivered 17.8% operating income.  We also acquired and successfully integrated Northlake Engineering, which adds to our growing high-reliability magnetics business with applications in medical devices and smart electric power.  The Group has been a leader in using our growth tools to identify new product opportunities.  Significantly, the team conducted market tests to explore new product ideas, which lead to the development and release of the capacitive level sensor, a new technology for the Group.  The Group also expanded its core products, with growth laneways for sensors and high reliability magnetics, winning multiple awards of custom-engineered solutions that will deliver growth in 2017.

Our Hydraulics Group delivered 8.7% sales growth as it continued to win new applications across diverse markets, including aviation support vehicles, waste and refuse vehicles as well as its traditional core end-market: dump truck and trailer.  It continues to be a very focused and successful niche player in the mobile hydraulic power space.  Our focus in 2017 will be to continue pursuing custom cylinder applications and expand our China manufacturing facility to support growth in North America.

Fiscal 2016 was a year of dramatic transition in the Engineering Technologies Group.  Sales to the energy and oil and gas end markets declined from $35 million in FY14 to $8 million in FY16, while sales into aviation grew from $4 Million to $37 million over the same two years.  Engineering Technologies is Standex’s only business that has had significant exposure to oil and gas end markets.  With sales into this segment at their bottom with no return in sight, our significant investments to become a supplier of critical aviation parts has revived this business.

We acquired Enginetics in FY 15.  During our first full year owning this aviation engine parts supplier, we focused OpEx efforts to support the ramp up of long-term commercial aviation agreements.  In our legacy Spincraft business, we constructed a greenfield site in Wisconsin to support our contract with Airbus, and began production in the fourth quarter of FY16.  This site will ramp to capacity by the end of calendar year 2017.  We continue to pursue new business opportunities on all major commercial aviation programs and expect that sales increase from this market will return the Group to growth in 2017.

The focus of the Food Service Equipment Group in 2016 was to expand margins, particularly in the Cooking Solutions business.  The results show that the management team is executing the operating plan effectively.  In fact, operating margins in Food Service expanded from 9.2% to 10.5% despite the 6.6% top-line decline.  The margin expansion is due to continued improvement in operating performance in Cooking Solutions as well as effective cost management in the face of the sales downturn in Refrigeration Solutions.

As much as 35% of our commercial refrigeration business has historically come from large national chains of drug stores, dollar stores and quick serve restaurants.  Spending from quick serve restaurants and drug stores declined dramatically in 2016, while dollar store segment consolidation affected our traditionally strong position in the industry.  The total impact on sales was a decline of $15M from FY15 to FY16.  The Refrigeration team responded quickly by reducing costs and protecting margins as seen in the margin rate improvement of the Group.  We anticipate that capital spending by our major chain customers will remain soft into the first half of fiscal 2017, but will begin to increase in the second half of the year.

The Cooking Solutions business has stabilized following the disruption of a plant consolidation in 2015, and delivered improvements in all operating and financial metrics.  Our retail sales grew with rotisserie cooking programs in national grocery chains, benefitting our BKI brand.  Our combi oven sales continued to grow in our third full year on the market with the launch of the new mini-combi.  Our Ultrafryer product line grew in its core chicken chain segment and won new business from universities and regional quick service restaurant chains.

In Specialty Products, our display merchandising unit released its new Italian Glass line display case, which has been well received, and the specialty pump business began to grow in the second half of the year and is well positioned for 2017.  We are especially encouraged by new applications in the specialty pump business that will expand this business in the coming years.

In summary, our businesses have applied our Growth Discipline tools to identify and pursue new sales opportunities that are now reaching the marketplace and position us well for 2017.  Those businesses that have faced headwinds in 2016 have taken decisive action to protect margins while they take steps to serve new markets or prepare for market conditions to correct.

Progress in Standex as an Operating Company: The Value Creation System

Last year, we communicated our Vision 2020, a strategy to build our business platforms and transform Standex into an operating company.  To accomplish this, we are executing the four pillars of our Value Creation System, and we made good progress in refining and adopting each pillar in fiscal 2016.

OpEx:  This was the first full year that all businesses followed our “OpEx Playbook” to develop and implement improvement plans for every site based on LEAN principles.  We completed more than 150 OpEx improvement events across the organization, involving over 1,000 employees.  We are pleased at how the businesses have embraced this initiative and how Standex OpEx has become part of the fabric of our Company.

GDP+:  This was also the first full year our business followed the “Growth Discipline Processes.”  We executed six "market tests," a process to explore market opportunities quickly and inexpensively.  If they are attractive, then we determine how best to enter the market.  A successful market test leads to a growth laneway.  Our growth laneways delivered $13 million of new sales in FY 16.

Common Language, Process and Culture:  OpEx and GDP+ along with talent development and Balanced Performance Plan processes provide the common playbook used to run our Company.  They put advanced tools in the hands of our leaders, helping them take their businesses to the next level.  These common tools are helping us to accomplish a critical objective: grow the Company while protecting the core culture of highly accountable and entrepreneurial businesses.

Corporate Governance

One strength of our Company is the long term commitment and deep experience of the directors who serve on our Board.  In accordance with our mandatory board retirement policy, two longstanding directors will retire from the Standex Board on the date of the Annual Meeting.  H. Nicholas Muller, III has served since 1984, and William R. Fenoglio has served since 1997.  Both have helped the Company navigate through significant events, including market turbulence, portfolio changes and leadership transitions.  We are deeply grateful for their combined 51 years of guidance and wisdom.  Both directors took a special role in coaching and supporting David Dunbar when he joined the Company in 2014.  On behalf of the Board, the Company and our shareholders, we extend to both of them our sincere thanks for their commitment and wish them well in their retirement from Board service.

Additionally, after careful consideration, the Nominating and Corporate Governance Committee unanimously recommended that the Board appoint David Dunbar as Chairman in addition to his role as CEO.  It also recommended naming Thomas J. Hansen as independent Lead Director.  Our current Chairman, Roger L. Fix, will resign from this role, but will continue to serve his term as a Director.  The Board believes that this structure will add substantial strategic perspective to the Chairman’s role and provide continuity of Board leadership.  We are grateful to the Board for its confidence, and we look forward to working with Tom in his new role.

Looking Forward

During fiscal 2017 we will continue to focus on making progress on those things within our control and executing on the Standex Value Creation System.  We are excited by the growth ideas that our businesses have developed, and look forward to the new sales they will generate.

We are coming together as a company with a common culture and a shared approach to running our businesses.  Though we have five different business segments and serve a variety of end markets, there are important common denominators that make us "Standex."  We are active in 20 countries, yet anywhere you go in Standex you will find employees that remember and are true to our small company roots.  We work with our customers to solve critical problems and deliver custom solutions.  We are hands-on and straightforward.  We collaborate with customers, our suppliers, our communities and each other.  We make promises and keep them; listen actively and with respect; and conduct ourselves with integrity and purpose.  To all the employees of Standex, thank you for your dedication, hard work and good company.  We appreciate all you do.

On behalf of the employees of Standex, we also thank our shareholders for the confidence you place in us to deliver on our commitments.

Sincerely,

David A. Dunbar

Roger L. Fix

President and Chief Executive Officer

Chairman, Board of Directors

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